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IAT MULTIMEDIA, INC.
Geschafthaus Wasserschloss
Aarestrasse 17
CH-5300 Vogelsang-Turgi
Switzerland
Contact Klaus Grisseman CFO: 011-41 56 223 5022

FOR IMMEDIATE RELEASE


        IAT MULTIMEDIA OBTAINS $17 MILLION FUNDING IN PRIVATE PLACEMENT
                      FOR ACQUISITIONS AND WORKING CAPITAL


Vogelsang-Turgi, Switzerland, June 23, 1998.

                  IAT Multimedia, Inc. (Nasdaq National Market: IATA) today announced that it has entered into an agreement to sell up to $17 million of its common stock and convertible debentures in a private placement facility. Such facility provides that the Company may borrow in two tranches, the first, completed today, consisted of the issuance of 198,255 share of its common stock and $3 million of its 5% convertible debentures due 2001 in exchange for $5 million in cash. The second tranche will consist of up to $12 million in additional convertible debentures and is conditioned on the Company's prior or simultaneous consummation of an acquisition meeting certain criteria, among other things. Warrants to purchase up to 300,000 shares of common stock are also issuable pursuant to the facility. The private placement was arranged by Century City Securities, Inc.

                  The Company has undertaken to register with the Securities and Exchange Commission within 75 days the shares of common stock issued today and subsequently issuable upon conversion of the debentures and exercise of the warrants. However, the investors may not resell the shares issued upon conversion at their option for a period of 9 months from the date of issuance and thereafter resales by the investors are subject to certain volume limitations. The debentures are convertible into shares of common stock of the Company at the option of the holders and the Company (subject to certain limitations) and automatically on the second anniversary of the effectiveness of the registration statement for the underlying shares.

                  "This is an important step for IAT," commented Jacob Agam, IAT's Chairman. "Now the Company is positioned to take advantage of these additional funds and consummate potential acquisition opportunities without delay."

                  The private placement was made to accredited investors in reliance on Section 4(2) of the Securities Act of 1933 and Regulation D promulgated thereunder. The securities offered have not been registered under the Securities Act of 1933 and may not be


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offered or sold in the United States absent registration or an applicable exemption from registration requirements. This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of the securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

The statements in this press release contain forward-looking statements which are subjected to risks and uncertainties. Such statements, including those regarding, among other things, the Company's strategy, the ability of the Company to raise necessary financing, are dependent on a number of factors, including market conditions and availability of financing, only some of which are within the Company's control.

This press release is not an offer to sell or solicitation of an offer to buy securities. Any such offer may only be made pursuant to an effective registration statement.